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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D
                    Under the Securities Exchange Act of 1934
                                (Amendment No. )*

                            Sunrise USA, Incorporated
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                                (Name of Issuer)

                                     Common
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                         (Title of Class of Securities)
                                   86770P 10 1
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                                 (CUSIP Number)

      Omar Barrientos. 3928 Bowdoin St. Des Moines, IA 50313 (515) 288-1042
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                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                    12/31/03
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             (Date of Event which Requires Filing of This Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss. 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box [_].


Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss. 240.13d-7(b) for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.  86770P 10 1


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1.   Name of Reporting Persons.         Omar Barrientos
     I.R.S. Identification Nos. of above persons (entities only).

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2.   Check the Appropriate Box If a Member of a Group (See Instructions)
     (a)  [X]
     (b)  [_]
(a)  Name: Omar Barrientos
(b)  Residence or businees addres: 3928 Bowdoin St. Des Moines, IA 50313
(c) Omar Barrientos principal occupation is CEO, President and Treasurer of the Company with same address
(d)  Criminal Proceedings: NONE
(e)  Civil Proceedings: NONE
(f)  Citizenship: U.S.

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3.   SEC Use Only

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4.   Source of Funds (See Instructions)
     Received By Spin-off dividend of 16,015 shares. Received for services 16,000,000 shares

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5.   Check If Disclosure of Legal Proceedings Is Required Pursuant to
     Items 2(d) or 2(e)                                                     [_]
     N/A

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6.   Citizenship or Place of Organization U.S.A.

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               7.   Sole Voting Power
 NUMBER OF                     16,016,015
   SHARES      -----------------------------------------------------------------
BENEFICIALLY   8.   Shared Voting Power
 OWNED BY                               0
    EACH       -----------------------------------------------------------------
  REPORTING    9.   Sole Dispositive Power
   PERSON                      16,016,015
    WITH       -----------------------------------------------------------------
               10.  Shared Dispositive Power
                                        0
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11.  Aggregate Amount Beneficially Owned by Each Reporting Person
          16,016,015

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12.  Check Box If the Aggregate Amount in Row (11) Excludes Certain Shares
     (See Instructions)                                                     [_]

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13.  Percent of Class Represented by Amount in Row (11)
          35.62%

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14.  Type of Reporting Person (See Instructions)
          Individual

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






                                    SIGNATURE
                                    ---------

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


April 28, 2004
----------------
Date

/s/ Omar Barrientos
-----------------------------
Signature

Omar Barrientos
-----------------------------
Name/Title





The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement: provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.


ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)